UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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KB HOME
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KB Home will hold its 2017 Annual Meeting of Stockholders on April 13, 2017, and made the definitive proxy statement for the meeting available to our stockholders on March 3, 2017.  Stockholders can find the proxy statement and other related proxy materials at http://www.kbhome.com/investor/proxy.

One of the items of business for the Annual Meeting is the election of nine directors to our Board of Directors, each to serve for a one-year term.  To further assist stockholders in their consideration of our director nominees, we are providing supplemental information regarding Robert L. Patton Jr.’s attendance at the meetings of the Board and the Board committees on which he served during our 2016 fiscal year.

Although Mr. Patton attended less than 75% of such meetings, the Board recommends that stockholders vote “FOR” Mr. Patton’s election to the Board for the following reasons:

•
Since joining the Board in July 2015, and being elected to the Board by our stockholders in 2016 with 99.7% support, Mr. Patton has attended more than 75% of the regularly-scheduled Board and relevant Board committee meetings held during such period.

•	To date in our 2017 fiscal year, Mr. Patton has attended 100% of Board meetings and his respective Board committee meetings.

•	Mr. Patton has committed to the Board that, barring illness or a family emergency, he will attend 100% of Board meetings and his relevant Board committee meetings during our 2017 fiscal year.

•
Mr. Patton brings valuable insight and expertise to the Board from his several years of experience in a wide range of industries as well as in real estate development. He also has longstanding and important professional and personal connections in Southern California and Texas, which are key markets for us. Given his particular skill set, qualifications and contributions to the Board to date, the Board believes it is in the best interests of stockholders for Mr. Patton to continue to serve as a director.

The Board recommends that stockholders vote “FOR” the election of all director nominees at the Annual Meeting, including, for the reasons stated above, Mr. Patton.